Exhibit 99.1

Investor Contact

ADPT Corporation.

Investor Relations

Investor_Relations@adptco.com

(408) 957 - 7811

ADPT Receives Notice of NASDAQ Delisting Determination

MILPITAS, Calif., July 30, 2010 (BUSINESS WIRE) – ADPT Corporation (NASDAQ: ADPT) announced today that it received a notice on July 27, 2010 from the staff of the Nasdaq Listing Qualifications Department indicating that the Nasdaq will suspend ADPT’s common stock from trading on The Nasdaq Global Market at the opening of business on August 5, 2010. The delisting notice resulted from ADPT having sold substantially all of its operating business in June to PMC-Sierra, Inc., and the Nasdaq staff’s subsequent determination that ADPT is a “public shell.” ADPT does not intend to appeal this determination.

ADPT expects that its shares of common stock will be quoted on the Pink Sheets, an electronic quotation service that publishes market maker quotes for securities traded over the counter, following the suspension of trading of its shares of common stock on The Nasdaq Global Market.

About ADPT Corporation

ADPT Corporation (NASDAQ:ADPT) has historically provided innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Going forward, the Company’s business is expected to consist primarily of capital redeployment and identification of new, profitable business operations in which it can utilize its existing working capital and maximize the use of the Company’s net operating losses. More information is available at the Company’s new web site: www.adptco.com.

Safe Harbor Statement

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements such as “will,” “believe,” “are projected to be” and similar expressions are statements regarding future events or the future performance of ADPT, and include statements regarding projected operating results. These forward-looking statements are based on current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. These risks include, but are not limited to: the Company’s ability to deploy its capital in a manner that maximizes stockholder value; the ability to reduce our operating costs, the ability to identify suitable acquisition candidates or business and investment opportunities; adverse changes to our operating results and financial condition resulting from the disposition of the data storage business assets; the incurrence of significant restructuring expenses in connection with our current restructuring plan; the possibility of being deemed an investment company under the Investment Company Act of 1940, as amended, which may make it difficult for us to complete future business combinations or acquisitions; possible recognition of future impairment losses; and the inability to realize the benefits of our net operating losses. For a more complete discussion of risks related to our business, reference is made to the section titled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 on file with the Securities and Exchange Commission. Except as required by law, we assume no obligation to update any forward-looking information that is included in this release.